Cleveland-Cliffs Inc 1100 Superior Avenue Cleveland, Ohio 44114-2589
Cleveland-Cliffs Reports Record First-Quarter Earnings
Net Income Increases 45 Percent From Prior Q1 Record Set Last Year
Cleveland, OH – April 26, 2006 – Cleveland-Cliffs Inc (NYSE: CLF) today reported record first-quarter 2006 net income of $37.9 million, or $1.37 per share—a 45 percent increase from the previous first-quarter record of $26.2 million, or $.95 per share, set in 2005. (All per-share amounts are diluted).
Revenues from iron ore product sales and services increased 11.7 percent in the first three months of 2006, reaching a first-quarter record $244.5 million, compared with last year’s $218.8 million. Revenues from Cliffs’ North American operations totaled $184.3 million, with Australian mining company Portman Limited (“Portman”) contributing $60.2 million to the quarter’s consolidated iron ore sales and services revenues. Cliffs acquired a controlling interest in Portman on March 31, 2005, and last year’s first-quarter operating results did not include Portman.
Operating income increased more than 35 percent to $46.2 million for the quarter, compared with $34.1 million in last year’s initial three months.
The $11.7 million increase in 2006 first-quarter net income reflects sales margin improvement, the inclusion of Portman’s results, and 2005’s $9.8 million pre-tax currency hedging costs associated with the Portman acquisition, partially offset by $5.2 million of after-tax income from a 2005 accounting change.Last year’s first quarter results have been restated to reflect acumulative-effect adjustment related to stripping costs recognized in the fourth quarter of 2005. This restatement increased last year’s first-quarter net income and earnings per share by $1.0 million, and $.04 per share, respectively.
Commenting on the record results, Chairman and Chief Executive Officer John Brinzo said: “The year’s opening-quarter results reflect a strong start for Cliffs. North American steel pricing remains firm, demonstrating the benefit of supply discipline stemming from industry consolidation. Solid steel prices aided our North American pellet pricing during the first quarter.”
North American Iron Ore
North American sales margins increased for the quarter to $45.6 million, or $15.47 per ton, from $43.7 million, or $10.87 per ton, last year as a result of higher sales price realizations partially offset by lower sales volume and higher production costs.

Sales revenue (excluding freight and venture partners’ cost reimbursements) decreased $34.5 million in the quarter. The decrease was the net effect of a 1.1 million ton sales volume reduction, which resulted in a revenue decline of $58.4 million, partially offset by higher sales prices, which increased revenues by $23.9 million during the quarter. The majority of the decrease in sales volume was due to a contractual change in 2005 that modified and reduced consignment tonnage. Consequently, sales volume during the Great Lakes shipping season in the second through fourth quarters will be a higher percentage of sales this year and in future years. First-quarter North American sales margin is not representative of annual margin due to seasonally low shipment of iron ore pellets on the Great Lakes, and previous year pricing for a portion of the sales.
The increase in sales prices of approximately 15 percent primarily reflected the effect of lag-year adjustments on Cliffs’ term sales contract price adjustment factors along with higher steel pricing and higher PPI. There was no effect on Cliffs’ first-quarter sales pricing from any change to the international benchmark pellet price, which is the subject of ongoing negotiations. Any change in the international pellet price would have a retroactive effect on a portion of first quarter sales. Included in first-quarter 2006 revenues were approximately 1.2 million tons of North American sales at 2005 contract prices and $4.0 million of revenue related to pricing adjustments on 2005 sales.
Cost of goods sold and operating expenses (excluding freight and venture partners’ costs) decreased $36.4 million in the quarter. The decrease primarily reflected the net effect of lower sales volumes, $46.8 million, partially offset by higher unit production costs of $10.4 million for the quarter. On a per-ton basis, cost of goods sold and operating expenses increased 8.1 percent largely due to higher energy costs.
Australian Iron Ore
Sales revenue at Portman was $60.2 million on 1.5 million metric tons (“tonnes”). Sales volume was negatively impacted by delays in the completion of the crushing plant expansion associated with Portman’s $66 million expansion of the Koolyanobbing operation to eight million tonnes per annum, which is currently in the production ramp up mode. Portman’s sales prices also exclude changes in the international price of iron ore pending the outcome of the negotiations. Any change in the international price would retroactively apply to first quarter sales under certain contracts.
Cost of goods sold and operating expenses were $50.4 million in the first quarter. Sales margin of $9.8 million reflected the Company’s basis adjustments of $8.2 million for depletion and inventory step-ups and $1.7 million of revenue reductions due to foreign currency contract settlements. Cliffs’ allocation of the purchase price was finalized in the first quarter of 2006.
Production and Inventory
At March 31, 2006, Cliffs had 5.4 million tons of pellets in its North American inventory, compared with 3.3 million tons at December 31, 2005 and 4.1 million tons at March 31, 2005. Total North American production for Cliffs’ account was 5.1 million tons in the first quarter versus 4.8 million tons in the corresponding 2005 period.

	(In Millions)
	First Quarter		Full Year
	2006	2005	2006*	2005
North America (1)
Empire	1.2	1.2	4.7	4.8
Tilden	1.7	1.4	7.9	7.9
Hibbing	2.0	1.9	8.1	8.5
Northshore	1.3	1.2	4.9	4.9
United Taconite	1.0	1.1	5.2	4.9
Wabush	.8	1.1	4.0	4.9

Total	8.0	7.9	34.8	35.9

Cliffs’ share of total	5.1	4.8	21.9	22.1

Australia (2)
Koolyanobbing	1.2		6.9	4.7
Cockatoo Island	.1		.6	.5

Total	1.3		7.5	5.2

*	Estimate.

(1)	Tons are long tons of pellets of 2,240 pounds.

(2)	Tonnes are metric tons of 2,205 pounds. Portman’s 2005 totals reflect production since the acquisition.
Higher production at Tilden in the first quarter was primarily due to the impact of repair downtime in the pelletizer last year. The decrease in Wabush first-quarter production in 2006 reflected the effects of pit-dewatering difficulties in its crude ore mining operation, which are expected to adversely impact production and costs. Wabush is now expected to produce four million tons in 2006.
Production of lump and fines ore at Portman totaled 1.3 million tonnes in the first quarter. At March 31, 2006, Portman’s finished goods inventory totaled .5 million tonnes.
Liquidity
At March 31, 2006, Cliffs had $136.7 million of cash and cash equivalents and there were no borrowings outstanding under its $350 million revolving credit facility. At December 31, 2005, Cliffs had $192.8 million of cash and cash equivalents and $9.9 million of highly liquid marketable securities. The $56.1 million decrease in cash and cash equivalents was due primarily to $43.3 million of capital expenditures (including $20.5 million related to Portman), $5.3 million of net cash used by operating activities and $5.8 million of common and preferred dividends. Net cash used by operating activities was significantly impacted by the $95.9 million seasonal increase in product inventory.
Outlook
Although production schedules are subject to change, total North American pellet production is expected to be approximately 35 million tons, with Cliffs’ share representing approximately 22 million tons. Portman’s 2006 production volume is expected to be approximately 7.5 million tonnes, which includes .6 million tonnes from Cockatoo Island.

Cliffs’ 2006 North American sales are projected to be approximately 21.0 million tons. Portman’s full-year sales are estimated to be approximately 7.6 million tonnes, reflecting the expansion at Koolyanobbing.
North American production costs per ton are expected to increase approximately 13 percent from the 2005 cost of goods sold and operating expenses (excluding freight and venture partners’ cost reimbursements) of $42.65 per ton. The cost increase principally reflects increased energy and supply pricing, higher labor costs, increased maintenance and lower production.
Brinzo continued: “Regarding the balance of 2006, the outlook for the steel industry is encouraging due to sustained demand from China and signs of stronger economic growth in Japan, Europe and the U.S. These conditions bode well for global steel and iron ore pricing and for Cliffs and its customers.
“As detailed in our 8-K dated April 13, 2006, we are pleased to have resolved our dispute with Mittal Steel U.S.A. While we are currently maintaining our sales forecast at 21.0 million tons, the Mittal agreement, which sets minimum purchase volumes, is part of the reason we are increasing our projected production volume from 21.0 to 21.9 million tons this year,” he concluded.
Cliffs will host a conference call to discuss its first-quarter 2006 results tomorrow, April 27, 2006, at 10:00 a.m. Eastern. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its first-quarter 2006 10-Q Report with the Securities and Exchange Commission later this week. For a more complete discussion of operations and financial position, please refer to the 10-Q Report.
To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html
Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.
This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.
Actual results may differ materially from such statements for a variety of reasons, including: changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand, due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability of planned capacity expansions to achieve expected additional production; increases in the cost or length of time required to complete the expansions; failure to receive required environmental permits for or otherwise implement planned capital expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.
Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.
News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.
SOURCE: Cleveland-Cliffs Inc
CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459
# # #

CLEVELAND-CLIFFS INC
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31
(In Millions, Except Per Share Amounts)	2006	2005
REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$244.5	$218.8
Freight and venture partners’ cost reimbursements	61.9	52.4

	306.4	271.2
COST OF GOODS SOLD AND OPERATING EXPENSES	(251.0)	(227.5)

SALES MARGIN	55.4	43.7
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	2.6	2.7
Administrative, selling and general expenses	(9.8)	(11.3)
Miscellaneous — net	(2.0)	(1.0)

	(9.2)	(9.6)

OPERATING INCOME	46.2	34.1
OTHER INCOME (EXPENSE)
Gain on sale of assets to PolyMet	.3
Interest income	4.3	3.9
Interest expense	(1.0)	(.2)
Other — net	.2	(9.7)

	3.8	(6.0)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES AND MINORITY INTEREST	50.0	28.1
INCOME TAX EXPENSE	(9.9)	(7.2)
MINORITY INTEREST (net of tax $1.0)	(2.4)

INCOME FROM CONTINUING OPERATIONS	37.7	20.9
INCOME FROM DISCONTINUED OPERATIONS (net of tax $.1 and $.1)	.2	.1

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	37.9	21.0
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.8)		5.2

NET INCOME	37.9	26.2
PREFERRED STOCK DIVIDENDS	(1.4)	(1.4)

INCOME APPLICABLE TO COMMON SHARES	$36.5	$24.8

EARNINGS PER COMMON SHARE — BASIC
Continuing operations	$1.66	$.91
Discontinued operations	.01
Cumulative effect of accounting change		.24

EARNINGS PER COMMON SHARE — BASIC	$1.67	$1.15

EARNINGS PER COMMON SHARE — DILUTED
Continuing operations	$1.36	$.76
Discontinued operations	.01
Cumulative effect of accounting change		.19

EARNINGS PER COMMON SHARE — DILUTED	$1.37	$.95

AVERAGE NUMBER OF SHARES
Basic	21.8	21.6
Diluted	27.7	27.7

CLEVELAND-CLIFFS INC
STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31
(In Millions, Brackets Indicate Decrease in Cash)	2006	2005
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$37.9	$26.2
Cumulative effect of accounting change		(5.2)
Income from discontinued operations	(.2)	(.1)

Income from continuing operations	37.7	20.9
Depreciation and amortization:
Consolidated	13.3	6.3
Share of associated companies	1.0	1.0
Pensions and other post-retirement benefits	3.3	4.6
Loss on currency hedges	3.5	9.8
Minority interest	2.4
Loss (gain) on sale of assets	.1	(.1)
Deferred income taxes	(2.9)	2.0
Environmental and closure obligations	(3.3)	1.1
Excess tax benefit from share-based compensation	(.5)
Other	2.1	4.1
Changes in operating assets and liabilities:
Sales of marketable securities (short-term)	9.9	182.7
Product inventories	(95.9)	(52.7)
Other	24.0	15.2

Net cash from (used by) operating activities	(5.3)	194.9

INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(40.3)	(16.6)
Share of associated companies	(3.0)	(2.5)
Investment in Portman Limited		(347.6)
Payment of currency hedges		(9.8)
Proceeds from sale of assets	.5	.2

Net cash used by investing activities	(42.8)	(376.3)

FINANCING ACTIVITIES
Borrowing under revolving credit facility		75.0
Proceeds from stock options exercised		3.5
Contributions by minority interest	1.1	.6
Excess tax benefit from share-based compensation	.5
Common Stock dividends	(4.4)	(2.2)
Preferred Stock dividends	(1.4)	(1.4)
Repayment of capital leases	(2.2)
Repayment of other borrowings	(.7)
Issuance costs of revolving credit facility		(1.9)

Net cash from (used by) financing activities	(7.1)	73.6
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1.1)

CASH USED BY CONTINUING OPERATIONS	(56.3)	(107.8)
CASH FROM (USED BY) DISCONTINUED OPERATIONS — OPERATING	.2	(.6)

DECREASE IN CASH AND CASH EQUIVALENTS	$(56.1)	$(108.4)

CLEVELAND-CLIFFS INC
STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)

	(In Millions)
	March 31	December 31	March 31
	2006	2005	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$136.7	$192.8	$108.5
Marketable securities		9.9
Trade accounts receivable — net	43.7	53.7	55.7
Receivables from associated companies	10.0	5.4	11.8
Product inventories	215.0	119.1	161.9
Work in process inventories	65.7	56.7	44.2
Supplies and other inventories	59.7	70.5	55.0
Deferred and refundable income taxes	13.1	12.1	39.1
Other	104.8	115.8	73.6

TOTAL CURRENT ASSETS	648.7	636.0	549.8
PROPERTIES — NET	820.7	802.8	771.7
LONG-TERM RECEIVABLES	47.5	48.7	52.6
PREPAID PENSIONS	80.3	80.4	62.5
DEFERRED INCOME TAXES	60.9	66.5	42.6
MARKETABLE SECURITIES	19.2	10.6	.6
OTHER ASSETS	94.0	101.7	76.1

TOTAL ASSETS	$1,771.3	$1,746.7	$1,555.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$352.6	$355.0	$283.0
Revolving credit			75.0
Payables to associated companies	7.8	7.7	1.3

TOTAL CURRENT LIABILITIES	360.4	362.7	359.3
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	124.4	119.6	109.7
OTHER POST-RETIREMENT BENEFITS	83.7	85.2	102.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	87.7	87.3	84.7
DEFERRED INCOME TAXES	110.5	116.7	131.0
OTHER LIABILITIES	74.4	79.4	56.2

TOTAL LIABILITIES	841.1	850.9	843.7
MINORITY INTEREST	81.1	71.7	89.9
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.5	172.5	172.5
SHAREHOLDERS’ EQUITY	676.6	651.6	449.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,771.3	$1,746.7	$1,555.9

Notes to Unaudited Financial Statements

1.	On March 31, 2005, Cliffs initiated the acquisition in Portman Limited by purchasing approximately 68.7 percent of the outstanding shares of Portman. On April 19, 2005, Cliffs completed the acquisition of approximately 80.4 percent of Portman. As a result of this transaction, Portman became a consolidated subsidiary of Cliffs. The allocation of purchase price was completed in the first quarter of 2006.

2.	In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED)

	Three Months Ended
	March 31
	2006	2005
NORTH AMERICA
Iron Ore Sales (Tons) — In Thousands	2,949	4,023

Sales Margin — In Millions
Revenues from iron ore sales and services*	$184.3	$218.8
Cost of goods sold and operating expenses*	138.7	175.1

Sales margin	$45.6	$43.7

Sales Margin — Per Ton
Revenues from iron ore sales and services*	$62.50	$54.39
Cost of goods sold and operating expenses*	47.03	43.52

Sales margin	$15.47	$10.87

*	Excludes revenues and expenses related to freight and venture partners’ cost reimbursements which are offsetting and have no impact on operating results.

AUSTRALIA — ($US @ .7392 exchange rate)
Iron Ore Sales (Tonnes) — In Thousands	1,464

Sales Margin — In Millions
Revenues from iron ore sales and services	$60.2
Cost of goods sold and operating expenses	50.4

Sales margin	$9.8

Sales Margin — Per Tonne
Revenues from iron ore sales and services	$41.12
Cost of goods sold and operating expenses	34.43

Sales margin	$6.69

RECONCILIATION TO PORTMAN MARGIN

Sales Margin — In Millions
Cliffs margin per above**	$9.8
Cliffs purchase accounting adjustments	9.9

Portman sales margin ($US)	$19.7

Sales Margin — Per Tonne
Cliffs margin per above**	$6.69
Cliffs purchase accounting adjustments	6.76

Portman sales margin ($US)	$13.45

**	Includes purchase accounting adjustments and $1.7M ($1.16 per tonne) of hedge accounting adjustment recorded in the first quarter.